Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this the 24th day of January, 2008, by and between TRIMERIS, INC., a Delaware corporation (the "Company"), and MICHAEL A. ALRUTZ ("Executive").

W I T N E S S E T H:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's continued employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Effective Date. Executive's employment under this Agreement shall be effective as of the 1st day of January, 2008 (the "Effective Date").

2. Position and Duties.

(a) As of the Effective Date, Executive shall serve as General Counsel for the "Term of Employment" (as herein defined below). In this capacity, Executive shall devote his full business time, efforts and attention to the performance of his duties, subject to (b) below. Executive shall have the duties, responsibilities and authority customarily incident to such offices and positions and to such other services commensurate with such positions as may be agreed to by Executive and the Company's Chief Executive Officer (the "CEO"). Executive shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the CEO or the Board of Directors of the Company (the "Board") consistent with this Agreement and shall report directly to the CEO.

(b) Executive shall devote his full time and attention to such duties, except for sick leave, reasonable vacations, and excused leaves of absences as more particularly provided herein, provided that so long as this does not interfere to any substantial extent with Executive's duties, Executive may manage his personal investments, be involved in charitable and professional activities and, with the consent of the Board, serve on for profit boards and advisory committees, provided that nothing in this Section 2(b) shall override Executive's obligations in Section 7 hereof.

3. Compensation.

(a) Base Salary. The Company shall pay to Executive during the Term of Employment a rate of not less than One Hundred Seventy-Five Thousand dollars ($175,000) per year, payable at least monthly in accordance with the Company's normal payroll practices, and agrees that such salary shall be reviewed at least annually, beginning with a review on or around the first anniversary of the Effective Date. On the first annual anniversary of the date hereof (and each subsequent annual anniversary thereafter during which this Agreement is in effect), Executive's salary shall be increased by an increment of the then generally accepted cost-of-living percentage increase and any other discretionary annual increases as determined by the Compensation Committee of the Board of Directors. (Executive's annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as "Base Salary.")

(b) Performance Bonus. Executive shall be eligible to receive an annual discretionary bonus ("Bonus"), targeted at 30% of Executive's Base Salary, the achievement of such Bonus to be based on the satisfaction of objective criteria and performance standards as established in advance and agreed to by Executive and the Compensation Committee of the Board with respect to each 12 month period under this Agreement. The Bonus, if any, should be paid no later than 70 days following the conclusion of such annual 12 month period.

4. Benefits During the Term of Employment.

(a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time (subject, in the case of life, health and long-term disability insurance programs, to his qualifying under the terms of the insurance coverage), at a level commensurate with his position, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors.

(b) Executive shall be allowed four weeks of vacation with pay and leaves of absence with pay on the same basis as other senior executive employees of the Company.

(c) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

5. Term; Termination of Employment.

As used herein, the phrase "Term of Employment" shall begin with the Effective Date and continue indefinitely. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

(a) Termination by the Company.

(i) Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any or no reason by giving Executive at least 60 days' advance written notice of the effective date of termination. Nothing in this section prevents the Company from removing Executive from service during the period, if any, between notice and effectiveness.

(ii) "Cause" shall mean:

(I) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

(II) substantial and willful failure to perform specific and lawful written directives of the Board;

(III) willful and knowing violation of any rules or regulations of any governmental or regulatory body that is materially injurious to the financial condition of the Company;

(IV) conviction of or plea of guilty or nolo contendere to a felony; or

(V) a material breach of the terms and conditions of this Agreement.

provided, however, that with regard to subclauses (II) and (V) above, Executive may not be terminated for Cause unless and until the Board has given him reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, 30 days to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

(iii) "Disability" shall mean that as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from the full-time performance of his duties with the Company for 120 consecutive days during any 12 month period or if a physician acceptable to the Company and Executive advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 120 consecutive days during the succeeding 12 month period.

(b) Termination by Executive.

(i) Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Executive may terminate his employment with the Company at any time with or without Good Reason upon at least 30 days' advance written notice of his intention to terminate his employment hereunder.

(ii) "Good Reason" shall mean the occurrence of any of the following events, provided that the Executive gives written notice of his intent to resign pursuant to such event within 90 days following such occurrence and provided that such event is not fully corrected within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(I) a material breach by the Company of any provision of the Employment Agreement including, but not limited to, the assignment to Executive of any duties inconsistent with Executive's position as General Counsel in the Company or the Company's removal of Executive as General Counsel;

(II) a requirement that he relocate his primary place of employment by more than 30 miles from his place of employment as of the Effective Date (or such later place of employment as to which he agrees in writing to relocate); or

(III) a material adverse alteration in the nature or status of Executive's responsibilities; or

(IV) a material reduction in Executive's then current Base Salary.

Executive must actually terminate his employment within 30 days following the Company's failure to cure the applicable event to be treated as resigning for Good Reason.

6. Salary and Benefits Upon Termination.

(a) Accrued Amounts and Rights. In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination, any accrued but unused vacation (if and to the extent consistent with the Company's policies), any incurred but unreimbursed business expenses, and if it has not previously been paid to Executive, Executive shall be paid any Bonus due to Executive for any fiscal year ending prior to the effective date of such termination, any rights under any benefit or equity plan, program or practice and his rights to indemnification and directors and officers liability insurance (the "Accrued Amounts and Rights"). For purposes of this Section 6, "Base Salary" shall mean Executive's regular rate of pay at the time of termination and shall not include bonus or incentive plans, overtime pay, relocation allowances or the value of any other benefits for which Executive may be eligible and shall be before any deferrals. Nothing in this Agreement shall be construed as giving Executive any additional rights relating to options other than those described in this Agreement or the respective grants. Executive's right to severance benefits, if any, shall be governed by the terms of this Agreement. Section 6 provides the sole and exclusive agreement concerning severance benefits for Executive in the event of a termination and replaces any and all prior plans, policies and practices relating to severance pay that may exist now or may have existed in the past, but does not revise any option plans or arrangements.

(b) Further Effect of Termination on Board and Officer Positions. If Executive's employment ends for any reason, Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended), except to the extent that Executive reasonably and in good faith determines that ceasing to serve as a director would breach his fiduciary duties to the Company. Executive hereby irrevocably appoints the Company to be his attorney to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of the Company and any subsidiary, should he fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

(c) Responsibility for Benefits. The Company will pay the entire cost of all benefits provided under Sections 6(a) and 6(d)(i) of this Agreement, solely from its general assets. The benefits made available by those provisions are "unfunded."

(d) Payment of Benefits

(i) In the event Executive's employment is terminated by the Company other than for Cause (and excluding Disability and death) or the Executive terminates employment for Good Reason, Executive shall receive the following severance benefits upon his satisfaction of the condition in subsection (e) hereof and subject to subsection (g) hereof: an amount equal to 12 months of the Executive's Base Salary (together with, if the termination is by the Company, a payment of base salary with respect to the positive difference, if any, between 60 and the days of advance notice given by the Company), paid in installments in accordance with the regular payroll timing, with payment to begin on the payroll date next following or coinciding with the date 60 days after employment ends; provided, however, that any amounts due after December 31, 2008 shall, to the extent permitted by Section 409A of the Internal Revenue Code of 1986 (the "Code") and after compliance with subjection (e) hereof, be paid in a single lump sum on the later of the first business day of January 2009 or the 60th day after employment ends.

(ii) In the event Executive's employment is terminated (whether by the Company or by Executive) as described in subsection (d)(i) above or by death or Disability or resignation other than for Good Reason, the Executive and his spouse and dependents shall be entitled to continue to be covered by the Company's group medical plan as described in Section 4(a) hereof as provided under COBRA continuation requirements (if applicable) and the Company will pay the premiums for such coverage for the shorter of the first 12 months of such coverage or his period of COBRA eligibility.

(e) Conditions to Receipt of Benefits. Upon the occurrence of an event described in Section 6(d) above, Executive will be eligible for severance benefits hereunder only if Executive executes and delivers to the Company a Settlement Agreement and Release of the Company in a form prepared by the Company, which will include a general release of known and unknown claims, a return of Company Property, nondisparagement and a requirement to cooperate regarding any future litigation.

(f) Termination Events Not Covered. Except as specifically set forth in this Agreement, the Company shall not pay Executive severance benefits under this Agreement if:

(i) Executive dies during the term of his employment;

(ii) Executive's employment is terminated for Cause or Disability, as defined herein;

(iii) Executive terminates his employment with Company for a reason other than Good Reason as defined herein; or

(iv) Executive revokes his agreement to release the Company from any and all claims related to his employment pursuant to the Settlement Agreement and Release executed in satisfaction of Section 6(e) hereof.

(g) Tax Treatment; Section 409A. Executive's severance benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and withholding for applicable insurance premiums. If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with his "separation from service" as determined under Section 409A of Code is determined to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A and the Employee is a specified employee as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 6 that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees or agents shall be liable to Executive or any other person for any actions, decisions or determinations made in good faith.

(h) Parachute Treatment. The Company will make the payments under or referenced by this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including any vesting of options) under this Agreement or otherwise in connection with a covered change in control, then the amounts payable will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of the options that occurs as a result of an event covered by Section 280G of the Code, to the extent necessary to maximize the Total After-Tax Payments. The Company's independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

7. Confidential Information, Non-Solicitation and Non-Competition.

(a) Executive acknowledges and agrees that:

(i) As a result of his employment with the Company, Executive will become knowledgeable of and familiar with the Company's Confidential Information (as defined below), including know-how related to the Company's services, plus the special requirements or preferences of the Company's research, development, marketing, licensing agreements or arrangements and investor relations, so that he would have a competitive advantage against the Company following termination of his employment with the Company absent the protection afforded by the restrictive covenants in this Section 7 (the "Restrictive Covenants");

(ii) The time, territory and scope of the Restrictive Covenants are reasonable and necessary for protection of the Company's legitimate business interests;

(iii) Executive has received sufficient and valuable consideration in exchange for his agreement to the Restrictive Covenants, including but not limited to his salary and benefits under this Agreement, the possibility of salary continuation pursuant to Section 6 hereof and any other consideration provided to him under this Agreement;

(iv) Executive agrees that the non-compete covenant of Section 7(c) will not impose undue hardship on Executive or prevent Executive from being able to earn an adequate living following termination of this Agreement;

(v) While the Company employs Executive, he agrees that he will not, without the Board's prior written consent, directly or indirectly, provide services to any other person or organization (except as provided in Section 2(b) hereof). (This prohibition excludes any work performed at the Company's direction.) Executive represents to the Company that he is not subject to any agreement, commitment, or policy of any third party that would prevent him from entering into or performing his duties under this Agreement, and he agrees that he will not enter into any agreement or commitment that would prevent or hinder his performance of duties and obligations under this Agreement, provided that this Section 7(a)(v) shall not limit Executive's accepting future employment while employed hereunder, provided he promptly notifies the Company of such acceptance;

(vi) The parties agree that the Company may request an arbitrator or court to take into account as part of an equitable or other remedy an extension of the time period of protection provided by the Restrictive Covenants for any period of time during which Executive is in violation of such covenants and any period of time required for litigation to enforce such covenants and Executive may oppose any such request; and

(vi) Executive has read and reviewed the Restrictive Covenants before agreeing to the terms of this Agreement.

(b) During the Term of Employment and at all times thereafter, Executive shall not, except as he deems necessary or desirable in good faith discretion to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by Executive in the course of his employment by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (iii) information regarding the skills and compensation of other employees of Company and (iv) the documents containing such Confidential Information. Executive's rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information he has personally used while employed (or acquired prior to employment hereunder) and no other information that would otherwise be Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

(c) During the Term of Employment and for the one year thereafter, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity with respect to a Competing Business, as defined below and except as provided below, provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") of not more than three percent of the voting stock of any publicly held corporation shall not be a violation of this Agreement. Executive agrees that the market area for the Company is worldwide and that, by the nature of the business, it operates globally. Executive also expressly agrees that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement. Notwithstanding the forgoing portions of this Section 7(c), it shall not be a violation of this provision for Executive to engage in the practice of law, either at a law firm or with another entity (as long as he satisfies his professional obligations to keep and not use the confidences and Confidential Information of the Company and as long as his employment does not include non-legal duties that are likely to assist a Competitive Business in competing with the Company).

"Competing Business" is defined as the business of the discovery, development, testing, manufacturing, and/or marketing therapeutic components for the treatment of human viral diseases based on a viral fusion protein target and any other business in which the Company may engage or propose to engage during the term of this Agreement, with the proposed businesses being documented by Board minutes or written Company business plans during the Term of Employment.

(d) During the Term of Employment and for one year thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competing Business for which subsection (c) would prevent his employment.

(e) Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term of Employment (except in the good faith performance of his duties), and for a period of one year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee.

(f) Executive agrees and understands that Company has received, and in the future will receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive's employment and thereafter, Executive will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than Company personnel who Executive in good faith determines need to know such information in connection with their work for Company), or use, except in connection with his duties for Company, Third Party Information unless required by legal process.

(g) Inventions

(i) Assignment. Executive hereby assigns to Company all his right, title and interest in and to any and all Inventions (and all patent rights, copyright, trade secret rights and all other rights throughout the world in connection therewith, whether or not patentable or registerable under copyright, trademark or similar statutes), together with all goodwill associated therewith, (all of the foregoing being hereinafter referred to collectively as "Proprietary Rights"), made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, during his period of employment (and prior consulting arrangement) with Company. Inventions assigned under this Section 7 are hereinafter referred to as "Company Inventions". Executive agrees to reasonably assist Company in every reasonably necessary way (but at Company's expense) to obtain or enforce any patents, copyrights or any proprietary rights relating to Company Inventions and to execute all documents and applications necessary to vest in Company's full legal title to such Company Inventions, and Executive agrees to continue this assistance after the termination of his employment with Company. Furthermore, Executive hereby designates and appoints Company and its officers and agents as his agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all other lawful acts reasonably necessary in the opinion of Company to protect Company's rights in Company Inventions. Executive expressly acknowledges that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and will survive Executive's termination of employment, death or incompetency.

(ii) Government. Executive also will assign to or as directed by Company all his right, title and interest in and to any and all Inventions, full title to which may be required to be in the United States by a contract between Company and the United States or any of its agencies.

(iii) Independent Inventions. Notwithstanding anything in this Agreement to the contrary, Executive's obligation to assign or offer to assign Executive's rights in an Invention to Company will not extend or apply to an Invention that Executive has developed entirely on Executive's own time without using Company's equipment, supplies, facilities or trade secret information unless such Invention: (a) relates to Company's business or actual demonstrably anticipated research or development or (b) results from any work performed by Executive for Company. Executive will bear the burden of proof in establishing that the Invention qualifies for exclusion under this Section 7(g)(iii).

(iv) Assignment of Company Inventions. Executive will reasonably assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights related to Company Inventions in any and all countries. Executive's obligation to reasonably assist Company with respect to Proprietary Rights relating to such Company Inventions will continue beyond the termination of Executive's employment, but Company will compensate Executive at a reasonable rate after Executive's termination for the time actually spent by executive at Company's request on such assistance.

Executive hereby waives and quitclaims to Company all claims, of any nature whatsoever, which Executive may or may hereafter have for infringement, including past infringements, of any Proprietary Rights assigned hereunder to Company.

(v) Obligation to Keep Company Informed. During the period of Executive's employment, Executive will promptly disclose to Company fully and in writing, and will hold in trust for the sole right and benefit of Company, any and all Inventions. In addition, after termination of Executive's employment, Executive will disclose any filing of any patent applications by him or on his behalf within a year after termination of such employment.

(vi) Prior Inventions. Inventions, if any, patented or unpatented, which Executive made prior to Executive's commencement of employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on the attached Exhibit A, a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of or during Executive's employment with Company, that Executive considers to be Executive's property or the property of the third parties, and Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause Executive to violate any prior confidentiality agreement with another party, Executive understands that he is not to list such Inventions in Exhibit A but that Executive is to inform Company in writing that all such Inventions have not been listed for that reason.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

8. Return of Company Documents. In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all laboratory notebooks, drawings, notes, memoranda, specifications, devices, software, databases, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. Executive further agrees that any property situated on Company's premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company's rights and interests in its intellectual property.

9. Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

10. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b) This Agreement (including the attached Exhibits) contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company. This Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment, including specifically the employment agreement between the Company and Executive dated May 31, 2007. This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

(c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of North Carolina.

(e) The Company may assign this Agreement to any parent of the Company that owns all of the stock of the Company. The Company may only assign this Agreement to a successor (whether by merger, consolidation, purchase or otherwise) of all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns, provided that such successor promptly delivers to Executive a written assumption of the obligations hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement, provided that any amounts due hereunder shall, upon Executive's death, be paid to his estate unless Executive has designated a beneficiary therefor in accordance with any applicable plan.

(f) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans.

(g) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or the Executive at the address on the records of the Company; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(i) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k) Executive acknowledges that no representation, promise or inducement has been made other than as set forth in the Agreement, and that he does not enter into this Agreement in reliance upon any representation, promise or inducement not set forth herein. The Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

11. Legal and Equitable Remedies. Because the Executive's services are personal and unique, and because the Executive will have access to and become acquainted with Proprietary Rights, Company Inventions and Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief in any court of competent jurisdiction, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

12. Survival of Provisions. The executory provisions of this Agreement will survive the termination of this Agreement or the assignment of this Agreement by Company to any successor in interest or other assignee. For this purpose, executory provisions include but are not limited to the medical coverage described in Section 4(a) (other than in the event of a termination for Cause).

13. Resolution of Disputes. Except as otherwise specifically provided in Section 11 above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association and conducted before one arbitrator in New York City, New York, all in accordance with its Commercial Arbitration rules then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment shall be final and binding upon the parties and judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or the continuation thereof, of the provisions of Section 7 of this Agreement, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond except to the extent otherwise required by applicable law.

14. Indemnification. The Executive shall be indemnified to the fullest extent permitted by law with regard to actions or inactions taken as an officer or director of the Company or any affiliate or as a fiduciary of any benefit plan. The Executive shall be covered by directors and officers liability insurance with regard to the foregoing to the highest extent of any other officer or director both during his service to the Company and thereafter while any liability may exist.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE TRIMERIS, INC.

By: ____/s/ Michael A. Alrutz_________ By: ___/s/ Martin Mattingly ________

Name: Michael A. Alrutz Name: Martin Mattingly

Title: Chief Executive Officer

EXHIBIT A

TO

EXECUTIVE EMPLOYMENT AGREEMENT

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Company and therefore should be excluded from the coverage of this Agreement:

____ Additional sheets attached.

___x_ No pertinent inventions or improvements.

____ Due to confidentiality agreements with one or more prior employers, I cannot disclose certain inventions that would otherwise be included on the above-described list.

I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality and that are not generally available to the public. These materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto). If no such authorization is in place, I will consult with Company management to determine what steps should be taken to protect the interests of all parties concerned.

____ Additional sheets attached.

__x__ No material.

EXECUTIVE:

/s/ Michael A. Alrutz

Michael A. Alrutz

Date: 1/24/08

Attachment to Exhibit A

(Prior Inventions)

None